Exhibit 10.9

Service Agreement

this agreement made the 27th day of April 2015

BETWEEN:

(1) Athena Vision Limited (registered number 09348737) whose registered office is at C/O UCL Business PLC The Network Building 97 Tottenham Court Road, London W1T 4TP (the “Company”) and

(2) Stuart Naylor of 40 Longfield Drive, Amersham, Buckinghamshire HP6 5HE (the “Executive”).

WHEREAS:

The Company wishes to employ the Executive and the Executive has agreed to serve the Company as Chief Executive Officer on the terms and conditions set out in this Agreement.

IT IS AGREED:

1.	APPOINTMENT AND TERM

The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer with a further role as Chief Development Officer with effect from April 27th, 2015. Either the Executive or the Company may terminate the employment at any time by giving to the other not less than 12 months’ notice in writing.

2.	DUTIES

2.1	During his employment hereunder the Executive shall:

(a)

(i)	perform functions consistent with his role as Chief Executive Officer and perform such other duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Board of Directors of the Company (the “Board”) in relation to the Company and any Associated Company (as defined in clause 16 below) at such place or places both within and outside the United Kingdom as the Board shall determine;

(ii)	(in his capacity as Chief Development Officer, research, develop and conceive of ways of using gene therapy in the diagnosis, treatment, management and/or prevention of conditions and diseases in humans and animals,

(together the “Development Duties”);

(b)	during working hours devote the whole of his time, attention and ability to the Development Duties and shall faithfully and loyally serve the Company to the best of his ability and use his utmost endeavours to promote its interests in all respects;

(c)	comply with all reasonable requests, instructions and regulations given or made by the Board (or by any one authorised by it) in relation to the Development Duties and promptly provide such explanations, information and assistance as to his activities or the business of the Company as the Board may reasonably require; and

(d)	not engage in any activities which would detract from the proper performance of his duties hereunder, nor without the prior written consent of the Board in any capacity including as director, shareholder, principal, consultant, agent, partner or employee of any other company, firm or person (save as the holder for investment of securities which do not exceed three per cent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange) engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever.

2.2	Notwithstanding the provisions of clause 2.1 the Company shall:

(a)	have the right to require the Executive at any time to carry out such special projects or functions commensurate with his abilities as the Company shall in its absolute discretion determine; and

(b)	be under no obligation to assign to or vest in the Executive any powers, duties or functions or to provide any work for the Executive and may at any time suspend the Executive from the performance of any duties or exclude him from any premises of the Company. During the period of any such suspension or exclusion the Executive will remain an employee of the Company and may not work (whether or not for remuneration) for any other organisation (whether or not a competitor of the Company or any Associated Company) and the Company shall have the right to require the Executive not to speak to or otherwise communicate with any director or employee of the Company or any Associated Company or any person, firm or company who at the date of such suspension or exclusion is a client or customer of the Company or any Associated Company.

2.3	The Executive agrees that the maximum weekly working time as set out in regulation 4 of the Working Time Regulations 1998 shall not apply in relation to his employment. This condition shall apply indefinitely subject to the Executive’s right to withdraw his agreement to the exclusion of the maximum weekly working time on providing three months’ written notice.

3.	REMUNERATION

3.1	As remuneration for his services hereunder the Company shall pay to the Executive a salary at the rate of two hundred thousand pounds (£200,000) per annum (which shall be deemed to accrue from day to day) payable in arrears by equal monthly instalments on the last day of each month such salary being inclusive of any fees to which the Executive may be entitled as a director of the Company or of any Associated Company. The said salary shall be reviewed by the Board from time to time. While a review does not imply any entitlement to an increase, the salary payable to the Executive may be increased with effect from any such review date.

3.2	For the purposes of the Employment Rights Act 1996 and otherwise the Executive hereby consents to the deduction of any sums owing by him to the Company at any time from his salary or any other payment due from the Company to the Executive and the Executive hereby also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time.

4.	PENSION AND INSURANCE BENEFITS

4.1	Subject to the allowances set by HM Revenue and Customs from time to time, the Company shall contribute at a rate equivalent to 10% of the Executive’s basic monthly salary into a registered personal pension scheme of the Executive’s choice.

4.2	As long as the Executive is employed by the Company, and conditional upon the Company being able to provide each of the benefits set out below, the Company shall pay premiums on behalf of the Executive up until the Executive reaches the age of 65 or state pension age, whichever is the higher, to provide medical insurance, permanent health insurance and life assurance. The Company shall have the right to change its arrangements for or withdraw the provision of such benefits as it sees fit providing always that it replaces such benefits with cover of substantial equivalence.

4.3	For the purposes of clause 4.2, participation in any such insurance scheme is:

(a)	on the basis that the Company can give no assurance that any claim made will be accepted by the insurers of such scheme;

(b)	on the basis that the Company shall not be required to take any steps to obtain the benefit of such scheme should the insurer either reject any claim and/or discontinue the payment of benefits at any time; and

(c)	on the basis that the Company shall not be liable to pay any sums to or in respect of the Executive and/or his dependants unless the Company has received payment in full from the insurer.

4.4	The provision of the benefits at clause 4.2 shall not restrict the Company’s ability to terminate the Executive’s employment in accordance with clauses 1 or 12 of this Agreement for any reason including, without limitation, because the Executive is incapacitated.

5.	BONUS

5.1	The Executive is entitled to be considered for an annual bonus and the Company may, in its absolute discretion, pay to the Executive a bonus of such amount, if any, as the Board may determine provided that:

(a)	any such bonus may consist of or include securities and/or share options in the Company or any Group Company; and

(b)	if the Company makes a bonus payment to the Executive in respect of any bonus year, it shall not be obliged to make a bonus payment in any subsequent bonus year and the Executive agrees that he shall have no entitlement to receive such a payment; and

(c)	no bonus shall be paid if before the date on which the Company usually pays bonuses:

(i)	notice of termination has been given by either party to the other; and/or

(ii)	the Executive’s employment under this Agreement is terminated for any reason; and/or

(iii)	the Company has instituted disciplinary proceedings against the Executive or the Executive is subject to an unexpired disciplinary warning.

6.	EXPENSES

The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties hereunder and properly claimed and vouched for (including production of appropriate receipts or other evidence) in accordance with the Company’s expense reporting procedure in force from time to time.

7.	HOLIDAYS AND HOLIDAY PAY

7.1	In addition to the normal Bank and public holidays the Executive shall be entitled to 28 working days’ paid holiday during each calendar year to be taken at such time or times as may be agreed with the Board. The Executive may not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent calendar year.

7.2	For the calendar year during which the Executive’s employment hereunder commences or terminates he shall be entitled to such proportion of his annual holiday entitlement as the period of his employment in each such year bears to one calendar year. Upon termination of his employment for whatever reason he shall if appropriate either be entitled to salary in lieu of any outstanding holiday entitlement or be required to pay to the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement.

8.	SICKNESS/INCAPACITY

8.1	If the Executive shall be prevented by illness, accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Board and if he is so prevented for more than seven consecutive days he shall if required by the Company provide an appropriate doctor’s certificate.

8.2	If the Executive shall be absent from his duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 8.1 he shall be paid his full remuneration for the first ten days of such absence and thereafter subject to the provisions of clause 12 such remuneration as the Board shall in its discretion allow provided that there shall be deducted from such remuneration any Statutory Sick Pay or any social security or other benefits payable to the Executive including any sums recoverable from a third party and any sums payable to the Executive under the permanent health insurance arrangement referred to in clause 4.1 above.

9.	CONFIDENTIAL INFORMATION

9.1	The Executive shall not at any time during the course of his employment nor at any time after its termination except for a purpose of the Company or any Associated Company directly or indirectly use or disclose trade secrets or confidential information relating to the Company or any Associated Company or the Company’s or any Associated Company’s agents, customers, prospective customers or suppliers.

9.2	For the purposes of clause 9.1 confidential information shall include any information relating to the business and/or the financial affairs of the Company and/or any Associated Company and the Company’s and/or any Associated Company’s agents, customers, prospective customers or suppliers and in particular shall include:

(a)	the business methods and information of the Company and any Associated Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

(b)	confidential details as to the design of the Company’s and any Associated Company’s products and Inventions or developments relating to future Inventions or products or details of its or their research development programs or plans;

(c)	secret research, manufacturing or production processes and know-how employed by the Company and any Associated Company or its/their suppliers;

(d)	details and terms of the Company’s and any Associated Company’s agreements with suppliers and customers and lists and particulars of the Company’s and any Associated Company’s suppliers and customers and the individual contacts at such suppliers and customers;

(e)	details of any promotions or future promotions or marketing or publicity exercises planned by the Company and any Associated Company;
(f)	details of any budgets or business plans of the Company and any Associated Company; and

(g)	any information which may affect the value of the business or the shares of the Company or any Associated Company, whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Associated Company as being confidential.

9.3	The Executive shall not be restrained from using or disclosing any confidential information which:

(a)	he is authorised to use or disclose by the Board; or

(b)	has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Executive or anyone else employed or engaged by the Company or any Associated Company; or

(c)	he is required to disclose by law

9.4	The Executive shall not make copies of any document, memoranda, correspondence (including emails), computer disk, CD-ROM, memory stick, video tape or any similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company or of any Associated Company other than in the proper performance of his duties under this Agreement except with the Board’s written authority which authority will apply in that instance only.

10.	INTELLECTUAL PROPERTY

10.1	The parties acknowledge that the Executive is employed to create Inventions (alone or jointly) pursuant to his Development Duties in the course of his employment with the Company and that the Executive has a special obligation to further the interests of the Company in relation to such Inventions. The Executive shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property. It is further acknowledged that anything done by the Executive in furtherance of any program or development plan funded by the Company is intended to be Company Intellectual Property.

10.2	The Executive acknowledges that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), the Executive hereby assigns, by way of present and future assignment, any and all right, title and interest therein to the Company.

10.3	To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 10.2 (and except to the extent prohibited by or ineffective in law), the Executive holds such property on trust for the Company and hereby grants to the Company an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.

10.4	To the extent that any Inventions created by the Executive (whether alone or jointly) pursuant to his Development Duties at any time during the course of his employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 10.2, the Executive shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The arbitrator’s decision shall be final and binding on the parties and the costs of arbitration shall be borne equally by the parties.

10.5	The Executive agrees:

(a)	to use reasonable endeavours to execute all such documents, both during and after the Appointment, as the Company may require to vest in the Company all right, title and interest in and to the Company Intellectual Property at the reasonable expense of the Company:

(b)	to use reasonable endeavours to, provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, at the reasonable expense of the Company, including (without limitation), at the Company’s request, applying throughout the world for the protection of Inventions resulting from the Executive’s Development Duties;

(c)	to use reasonable endeavours to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights by Company Intellectual Property at the reasonable expense of the Company:

(d)	not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and

(e)	to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by the Executive.

10.6	As against the Company, its successors and assigns and any licensee of any of the foregoing, the Executive hereby waives all of his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.

10.7	The Executive acknowledges that, except as provided by law, no further remuneration or compensation, other than that provided for in this Agreement, is or may become due to the Executive in respect of his compliance with this clause 10. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.

10.8	The Executive irrevocably appoints the Company as the Executive’s attorney in the Executive’s name to sign, execute, do or deliver on the Executive’s behalf any deed, document or other instrument and to use the Executive’s name for the purpose of giving full effect to this clause 10.

10.9	Rights and obligations under this Agreement shall continue in force after termination of this Agreement in respect of any Company Intellectual Property.

10.10	In this Agreement words defined below shall have the following respective meanings:

“Company Intellectual Property” means any and all Intellectual Property Rights created by the Executive (whether jointly or alone) resulting from the Executive’s performance of the Development Duties, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;

“Intellectual Property Rights” means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; and

“Invention” means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium.

11.	RESTRICTIVE COVENANTS

11.1	Since the Executive will in the course of his employment hereunder have dealings with customers and obtain knowledge of the trade secrets and other confidential information in regard to the business of the Company and its Associated Companies, the Executive hereby agrees and undertakes with the Company for itself and as trustee for its Associated Companies that he shall not without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company or any Associated Company):

(a)	for a period of 12 months after the termination of his employment hereunder be engaged or interested (whether as a director, shareholder, principal, consultant, agent, partner or employee or otherwise) in any business concern (of whatever kind) which shall in the United Kingdom be in competition with the Company or with any Associated Company in the provision of services relating to gene therapy or the manufacture, sale or supply of goods relating to gene therapy, being services or goods of a kind with which the Executive was concerned to a material extent during the period of one year prior to the termination of his employment with the Company provided always that nothing in this clause (a) shall restrain the Executive from engaging or being interested as aforesaid in any such business concern in so far as his duties or work relate principally to services or goods of a kind with which the Executive was not concerned during the period of one year prior to the termination of his employment hereunder;

(b)	for a period of 12 months after the termination of his employment hereunder either on his own behalf or on behalf of any other person, firm or company in respect of any services of a kind provided relating to gene therapies of a kind developed or licensed by the Company or any goods of a kind similar to or the same as those sold or supplied by the Company and/or any Associated Company relating to gene therapies of a kind developed or licensed by the Company in respect of the provision or sale or supply of which the Executive may have been engaged during his employment with the Company or any Associated Company:

(i)	canvass, solicit or approach or cause to be canvassed, solicited or approached for orders; or

(ii)	directly or indirectly deal with any person, firm or company who at the date of the termination of this Agreement or within one year prior to such date is or was a client or customer of the Company or any Associated Company or was in the habit of dealing under contract with the Company or any Associated Company and with whom or which the Executive had provided or arranged the provision of service or services on behalf of the Company or any Associated Company or for whom the Executive had management responsibility or material contact with during the period of one year prior to the termination of this Agreement; and

(c)	for a period of 12 months after the termination of his employment hereunder either on his own behalf or on behalf of any other person, firm or company directly or indirectly solicit or entice or endeavour to solicit or entice away from the Company or from any Associated Company any employee of executive or managerial status engaged in its or their business and with whom the Executive had dealings at any time during the last year of his employment hereunder.

11.2	Whilst each of the restrictions in clauses 11.1(a), 11.1(b) and 11.1(c) are considered by the parties to be reasonable in all the circumstances as at the date hereof it is hereby agreed and declared that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and/or any Associated Company but would be valid if words were deleted therefrom the said restrictions shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restriction contained herein.

12.	TERMINATION ON THE HAPPENING OF CERTAIN EVENTS

12.1	The Company reserves the right in its absolute discretion and at any time (including after notice of termination has been served by either party) to terminate the Executive’s employment with immediate effect by notifying the Executive that it is exercising its rights under this clause and that within 28 days it will make a payment in lieu of the notice entitlement referred to in clause 1 or if less, any unexpired period of notice of termination. Such a payment in lieu shall consist of a sum equivalent to the Executive’s annual salary only for the relevant period.

12.2	The Company without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement may forthwith terminate this Agreement without notice or payment in lieu of notice if the Executive:

(a)	becomes bankrupt or become the subject of an interim order under the Insolvency Act 1986 or make any arrangement or composition with his creditors; or

(b)	becomes of unsound mind or a patient as defined in the Mental Health Act 1983; or

(c)	is convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment for three months or more is imposed); or

(d)	commits any act of dishonesty, fraud or corruption whether relating to the Company, any Associated Company, other employees or otherwise; or

(e)	is prevented by illness or otherwise from performing his duties hereunder for a consecutive period of six calendar months or for an aggregate period of six calendar months in any period of 12 calendar months; or

(f)	is guilty of any gross or serious misconduct, any conduct tending to bring the Company or himself into disrepute, or any material breach or non-observance of any of the provisions of this Agreement or shall neglect, fail or refuse to carry out duties properly assigned to him hereunder.

13.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

13.1	Upon the termination of his employment hereunder for whatever reason, or upon the Company’s exercise of its rights under clauses 13.1(a) and 13.1(b) at any time after notice of termination has been given under clause 1, the Executive shall:

(a)	forthwith tender his resignation as a Director of the Company and of any Associated Company without compensation. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Executive shall fail to sign or do the same himself;
(b)

deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any Associated Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company, and he shall not without written consent of the Board retain any copies thereof;

(c)	if so requested send to the Company a signed statement confirming that he has complied with clause 13.1(b); and

(d)	not at any time represent himself still to be connected with the Company or any Associated Company.

14.	GARDEN LEAVE

14.1	Notwithstanding the provisions of clause 2.1, following the Company or the Executive giving notice to terminate the Executive’s employment or if the Executive purports to terminate his employment in breach of contract, the Company may require the Executive not to perform any services (or to perform only specified services) for the Company or for any Associated Company for all or part of the applicable notice period required under clause 1.

14.2	During any period where the Company exercises its rights under clause 14.1 above, the Executive shall:

(a)	continue to receive his salary and other contractual benefits under this Agreement in the usual way and subject to the terms of any benefit arrangements;

(b)	remain an employee of the Company and remain bound by his duties and obligations, whether under this Agreement or otherwise, which shall continue in full force and effect;

(c)	not contact or deal with (or attempt to contact or deal with) any customer client supplier agent distributor shareholder employee officer or other business contact of the Company or any Associated Company;

(d)	not (unless otherwise requested) enter onto the premises of the Company or any Associated Company;

(e)	not commence any other employment or engagement (including taking up any directorships or consultancy services;

(f)	provide such reasonable assistance as the Company or any Associated Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Associated Company to take over his role or responsibilities; and

(g)	make himself reasonably available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Company’s business.

14.3	In the event that the Company exercises its rights under clause 14.1 above then any period of time this relates to shall be set off against and therefore reduce the periods for which the restrictions in clause 11.1 of this Agreement apply.

15.	OTHER TERMS AND CONDITIONS

15.1	The following particulars are given in compliance with the requirements of s 1 Employment Rights Act 1996:

(a)	the Executive’s normal place of work is UCLB, 97 Tottenham Court Road, London W1T 4TP but he may be required to work at any other office or location in the UK as may be directed by the Board from time to time;

(b)	the Executive’s continuous employment began on April 27th, 2015. No employment of the Executive with a previous employer counts as part of the Executive’s continuous employment with the Company;

(c)	the Executive’s hours of work shall be the normal hours of work of the Company which are from [insert-time] am to [insert time] pm together with such additional hours as may be necessary for the proper discharge of his duties hereunder to the satisfaction of the Board;

(d)	if the Executive is dissatisfied with any disciplinary decision or if he has any grievance relating to his employment hereunder he should refer such disciplinary decision or grievance to the Board and the reference will be dealt with by discussion at and decision of a Board Meeting;

(e)	no contracting-out certificate pursuant to the provisions of Pension Schemes Act 1993 is in force in respect of the Executive’s employment hereunder; and

(f)	save as otherwise herein provided there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes and no collective agreement has any effect upon the Executive’s employment hereunder.

16.	DEFINITION

In this Agreement an “Associated Company” means any company which for the time being is:

(a)	a parent undertaking (as defined by the Companies Act 2006) of the Company; or

(b)	any subsidiary undertaking (as defined by the Companies Act 2006) of any such parent company or of the Company.

17.	MISCELLANEOUS

A person, firm or company who or that is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

18.	APPLICABLE LAW

English law shall apply to this Agreement and the parties submit to the jurisdiction of the English Courts.

IN WITNESS whereof this deed has been duly executed and delivered the day and year first before written

Executed as a deed by	)
	)	Athena Vision Limited
acting by:	)

/s/ Rich Giroux
Director

/s/ Tom Shenk
Director Secretary

Sign as a deed by	)
	)	RG
In the presence of	)

/s/ Sury Penny
Witness’ signature

Sury Penny
Witness’ name

Hogan Lovells International LLP
DX57
LONDON CHANCERY LANE

Witness’ address